Exhibit 99.1
News Release

Woodward Governor Company 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058
FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications 815-639-6282
Woodward Completes MPC Acquisition
Closes on Financing
Fort Collins, Colo., October 1, 2008—Woodward Governor Company (Nasdaq:WGOV) today announced that it completed the acquisition of MPC Products Corporation. Woodward announced the signing of a definitive stock purchase agreement on August 19, 2008.
MPC is an industry leader in the manufacture of high-performance electromechanical motion control systems primarily for aerospace applications. The main product lines include high performance electric motors and sensors, analog and digital control electronics, rotary and linear actuation systems, and flight deck and fly-by-wire systems for commercial and military aerospace programs.
MPC will form the basis of a fourth Woodward business segment, Airframe Systems, consistent with Woodward’s focused approach to the market. Dennis M. Benning was named Group Vice President, Airframe Systems and President, Woodward MPC. Chad R. Preiss was named to succeed Mr. Benning as Group Vice President, Engine Systems, in line with Woodward’s succession plan.
An integration team has been established that will immediately begin focusing on combining MPC and Woodward and maximizing the identified synergies.
Woodward also announced today that it has finalized financing arrangements. Woodward entered into a $150 million term loan facility with a group of lenders. The term loan may be expanded by up to $50 million of additional indebtedness from time to time, subject to Woodward’s compliance with certain conditions and the lenders’ participation.
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The term loan facility generally bears interest at LIBOR plus 1.00% to 2.25% and matures in October 2013. Woodward also entered into a note purchase agreement with institutional investors and completed the private placement of $200 million in staggered maturity notes to those investors. The financing is comprised of three series of senior notes with 5, 7 and 10-year maturities and has an effective weighted-average interest rate of 5.99 percent. Under the terms of the note purchase agreement, Woodward intends to issue an additional $50 million in senior notes with similar maturities and overall effective weighted average interest rate prior to November 10, 2008. A portion of the proceeds of the term loan facility and private placement completed today was used to finance the acquisition of MPC and to repay outstanding indebtedness and other obligations of MPC.
The notes issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engines, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and cost-effective equipment. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding the integration of MPC with Woodward and the expectation that Woodward will be able to issue an additional $50 million of senior notes. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the failure of Woodward to successfully integrate the MPC business or realize synergies, Woodward’s ability to satisfy its representations, warranties and covenants under the note purchase agreement, conditions in the capital and financial markets generally, interest rates, general economic conditions and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2007, and the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008.
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